Exhibit 10.30†

EXECUTIVE SEVERANCE AGREEMENT
AND GENERAL RELEASE

This Executive Severance Agreement and Release (“Agreement”) is between Andrea Jackson (“Ms. Jackson”) and Body Central Services, Inc. (“Body Central”).

WHEREAS, both Body Central and Ms. Jackson wish to amicably separate their employment relationship in consideration of the mutual agreements provided for in this Agreement;

1.Separation: While this is an amicable agreement between Body Central and Ms. Jackson, Ms. Jackson is being “Involuntarily Separated” from her employment with her “Last Day of Employment” being January 6, 2014 which shall not be earlier than the date Ms. Jackson has a "separation from service" from Body Central, as all of those terms are defined in Treasury Regulations Section 1.409A-1(h). Ms. Jackson’s Last Date of Employment will be referred to in this Agreement as the “Separation Date.” Ms. Jackson will be permitted to submit a letter of resignation if she so chooses.

2.Severance Benefits:

a.Body Central will pay Ms. Jackson severance pay of three hundred thousand dollars ($300,000) which is the equivalent of 52 weeks of her current base salary. This severance pay will be divided into twenty-six equal payment amounts of $11,538.46 minus all legally required deductions (“severance installment”). No payments will be made until Ms. Jackson signs this agreement and the 7 day revocation period described in paragraph 12.g. below expires. The first payment will be made on the first payroll date after Ms. Jackson signs this Agreement and after the revocation period expires. This first payment will be equal to the amount of pay Ms. Jackson would have received from January 6, 2014 through the date of the first payment. Thereafter, payments will be made on regularly scheduled payroll dates in the severance installment amount. On the last payroll date in 2014, Body Central will pay Ms. Jackson all remaining installment payments. All amounts due under this provision will be made no later than December 31, 2014.

b.Body Central will pay Ms. Jackson all accrued, but unused paid leave. This payment will be made on the first payroll date after Ms. Jackson signs this Agreement and after the expiration of the 7 day revocation period described in paragraph 12.g. below.
c.Body Central will pay Ms. Jackson a lump sum payment of $6,653.40 which is the equivalent of 6 months of health insurance premium payments which may be applied to her COBRA payments to continue health insurance coverage.

d.Body Central will release Ms. Jackson form her Non-Competition obligations under paragraph 1(d) of her Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement which Ms. Jackson signed, and was effective on January 12, 2013. All other restrictive covenants and obligations Ms. Jackson has under her Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation

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Agreement will remain in full force and effect, and are incorporated into this Severance Agreement by reference. Furthermore, the consideration provided to Ms. Jackson in this Severance Agreement, is also being paid in consideration of Ms. Jackson’s remaining obligations under the terms of the Restrictive Covenant Agreement.

e.Body Central will release Ms. Jackson from her obligations under the Relocation Assistance provision of her January 21, 2013 employment letter, which waiver is valued at $150,000.

f.The severance payments and waivers of obligation are contingent upon Ms. Jackson signing this Agreement, not revoking it within the 7 day revocation period, and not breaching this Agreement at any time.

g.Body Central's Chief Executive Officer will issue a written communication to all of Body Central's Senior Vice-Presidents and Vice-Presidents directing them to not express, or cause others to express, any disparaging, derogatory or negative opinions concerning Ms. Jackson to any individuals outside of Body Central.  This provision applies to all forms of expression, including verbal and written, and through all available mediums such as the internet.  Nothing in this provision prevents a Body Central employee from providing truthful testimony if compelled by legal process.  Once this directive is issued, Body Central will have satisfied its obligations under this provision.

3.Confidentiality: Ms. Jackson shall keep the terms and conditions of this Agreement strictly confidential, except that Ms. Jackson may share the terms of this Agreement with her spouse or with her legal and tax advisors for the purpose of obtaining professional advice, provided she advises each upon disclosure of her obligation to maintain the confidentiality. Ms. Jackson may also disclose the terms and conditions of this Agreement as necessary to the taxing authorities, or in response to a subpoena or order of a court of competent jurisdiction, or other valid legal process; provided, however, that Ms. Jackson provides written notice to Body Central in a timely manner so that Body Central may assert any objections it has prior to Ms. Jackson’s disclosure. Ms. Jackson acknowledges that a breach of this or any other obligation of confidentiality will be a material breach for which Body Central may seek an immediate injunction and appropriate damages.

4.Waiver and Release:

a.    Ms. Jackson releases Body Central and all of its subsidiary, parent, predecessor, successor and affiliated corporations and entities (including but not limited to Body Central Corp., Body Central Direct, Inc., Catalogue Ventures, Inc., Body Central Services, Inc., and Body Central Acquisition Corp.) and their sponsored benefit plans, and all of the foregoing corporations’, entities’ and plans’ past, current and future directors, officers, employees, representatives, agents, administrators, contractors, insurers and attorneys, individually and collectively (all of the foregoing shall collectively be referred to as the “Released Parties”), from, and waives, any and all claims of any nature, whether known or unknown, which Ms. Jackson may have relating in any way to her employment, from the beginning of her relationship with the Released Parties through the date Ms. Jackson signs this Agreement. This release includes, but is not limited to, the following claims: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866, 1871, and 1991; Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the False Claims Act, 31 U.S.C. § 3730(h); and any other federal or state law, rule, or regulation, or local ordinance, including any suit in tort (including negligence), or contract (whether oral, written or implied), and any other common law or equitable basis of action. However, Ms. Jackson does not release or waive any claims, rights, or causes of action which may not lawfully be released or waived in this manner, including the ability to challenge the release or waiver of her rights under the ADEA.

b.     Ms. Jackson represents that she has not filed any pending administrative charges or complaints against the Released Parties, and does not intend to file any administrative charges or complaint against the Released Parties with any federal, state or local agency and understands that Body Central has reasonably relied on her representations in this paragraph in agreeing to perform the obligations set forth in paragraph no. 2 of this Agreement. If Ms. Jackson files such a charge, or if such a charge is filed on her behalf, Ms. Jackson waives any right to any monetary recovery based on any such charge or claim for damages relating to or arising out of her employment with Body Central.

c.    Except for any challenge to the waiver and release of claims under the ADEA, if for any reason the signing of this Agreement does not result in a complete waiver and release of all claims Ms. Jackson has or could have made against the Released Parties as of the date of signing this Agreement, Ms. Jackson shall cooperate with the Released Parties in all efforts to obtain, or enter into, a valid and enforceable waiver with the same or similar terms and obligations, and release of all of Ms. Jackson’s claims against the Released Parties in their entirety. Ms. Jackson specifically agrees that, if ever necessary, she will not oppose agency review of this Agreement, or a motion to file this Agreement in the appropriate court for evaluation and approval by a judge. Furthermore, Ms. Jackson agrees to participate in any hearings or proceedings required to obtain agency or court approval of this Agreement, including representing to the agency or court that this Agreement was made knowingly and voluntarily, without coercion, and that the amount paid by Body Central under this Agreement was reasonable consideration and made in exchange for her obligations under this Agreement, including all waivers and releases.

5.Obligation to Cooperate and Assist. Ms. Jackson agrees to cooperate in good faith with Body Central to assist it with any information which is within Ms. Jackson’s knowledge as a result of Ms. Jackson’s employment with Body Central, including but not limited to being reasonably available for interview by Body Central’s attorneys, or providing truthful testimony without the necessity of a subpoena (unless requested by Ms. Jackson’s employer) or compensation, in any pending or future legal matter in which Body Central is a party. In such instances, Body Central will pay all reasonable travel expenses associated with such cooperation, and will attempt to schedule such matters at the convenience of the Ms. Jackson. If Ms. Jackson does not cooperate in good faith under this provision, Body Central may immediately cease making any remaining severance payments to Ms. Jackson until cooperation resumes.

6.Corporate Responsibility and Complaints: Ms. Jackson understands that Body Central has in place a Code of Business Conduct and Ethics (“CBCE”) designed to ensure that Body Central complies with federal, state and local laws and regulations. Ms. Jackson acknowledges and agrees that she (i) has not knowingly engaged in any activity which would constitute conduct in violation of the CBCE or which would result in the need for corrective action to be taken under the CBCE and/or which would be in violation of federal, state or local laws or regulations, and (ii) is not aware of any act of omission or commission by any other employee or agents of the Released Parties which would constitute conduct in violation of the CBCE or which would result in the need for corrective action under the CBCE or which would be in violation of federal, state or local laws or regulations. Ms. Jackson represents that as of the date she signs this Agreement, she does not have any information which would support a claim that the Released Parties have violated federal state, or local law and therefore, she represents that she has not filed and does not intend to file any charges, complaints or claims making any such claims.

7.Return of Property: If Ms. Jackson has not already done so, she shall return to Body Central all property belonging to the Released Parties, including, without limitation, any documents and all copies, including all electronic copies, containing any proprietary or confidential information pertaining to the Released Parties.

8.Non-Disparagement: Ms. Jackson shall not make any statements, or cause any statements to be made, or take any action, which is contrary to the Released Parties’ best interests. Accordingly, Ms. Jackson will not express, or cause others to express, any disparaging, derogatory or negative opinions concerning the Released Parties, or any of their operations, practices or services. This provision applies to all forms of expression, including verbal and written, and through all available mediums such as the internet. Nothing in this provision prevents Ms. Jackson from providing truthful testimony if compelled by legal process.

9.Non-Application: Ms. Jackson agrees not to apply for employment with Body Central in the future.

10.Equity. Notwithstanding anything to the contrary herein, the treatment of Ms. Jackson’s vested and unvested stock options and restricted stock awards granted by the Company pursuant to the Body Central Corp. Amended and Restated 2006 Equity Incentive Plan, as amended (the “Plan”) and the stock option agreements and restricted stock agreements (the “Award Agreements”), as set forth on Exhibit A hereto, shall be governed by the terms and conditions set forth in the Plan and the respective Award Agreements. In accordance with the terms of the Plan and the respective Awards Agreements, (i) any stock options and shares of restricted stock Ms. Jackson holds shall cease vesting as of the Separation Date, (ii) Ms. Jackson shall forfeit for no consideration any unvested shares of restricted stock as of the Separation Date and (iii) Ms. Jackson may exercise those options that have become exercisable as of the Separation Date (the “Vested Options”) within ninety (90) days after the Separation Date.

11. 401(k) Plan. Ms. Jackson’s entitlements under Body Central’s 401(k) plan or the Executive Non-Qualified Excess Plan, if any, are not affected by the terms of this Agreement and all entitlements will be governed by the terms of the Plan.

12.ADEA Acknowledgements: Ms. Jackson acknowledges the following:

a.    she is waiving and releasing any rights she may have, or may have had under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), including the right to bring legal action against the Released Parties.

b.    she has the capacity to understand, and in fact does understand all of the provisions of this Agreement.

c.    she is entering into this waiver and release knowingly and voluntarily, and without any coercion whatsoever.

d.    this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Ms. Jackson signs this Agreement.

e.    the consideration given for this Agreement is in addition to anything of value to which Ms. Jackson was already entitled.

f.    she has had at least twenty-one (21) days within which to consider this Agreement.

g.    she has seven (7) days following her execution of this Agreement to revoke the Agreement. Revocation must be in writing and either delivered personally, or via email, within seven (7) days to the Body Central representative executing this Agreement.

h.    she has been advised by this Agreement that she should consult with an attorney prior to executing this Agreement.

Nothing in this Agreement prevents or precludes Ms. Jackson from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so.

13.No Admission. Neither this Agreement, nor anything contained in it, is to be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever.

14.Acknowledgements

a.    Ms. Jackson acknowledges that she was not already entitled to the severance payments described in paragraph 2 of this Agreement until she entered into this Severance Agreement.

b.    Ms. Jackson acknowledges that as of the date she signs this Agreement, and other than the severance payments provided for in paragraph 2. of this Agreement, Body Central has paid Ms. Jackson all earned and accrued compensation to which she is entitled, including but not limited to any and all salary, bonus, commissions, incentive compensation or similar benefit, stock options, restricted stock, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit.

c.    Ms. Jackson acknowledges that she has reported all injuries she has incurred, if any, in the course and scope of performing her duties.

15.Remedy Upon Breach.

a.    In the event Ms. Jackson breaches this Agreement, including a breach of the Confidentiality, Non-Disparagement, Cooperation and/or restrictive covenant provisions, she will have forfeited her right to any further payments under paragraph 2. and Body Central may immediately cease any further payments under those provisions. Body Central may also demand immediate reimbursement from Ms. Jackson of any payments already made under paragraph 2, less $100, and Ms. Jackson will be obligated to reimburse Body Central for these payments within 10 business days of receiving Body Central’s written demand. Ms. Jackson will be permitted to retain $100 of any money already paid to her under paragraph 2 of this Agreement in consideration for, and to enforce the remaining provisions of this Agreement including her waiver and release.

b.    As a condition precedent to any legal action for breach of this Agreement, or to interpret or enforce this Agreement, the party intending such an action shall give prior notice to the other party in writing and the parties shall jointly submit the dispute to voluntary mediation before a mediator. The parties will jointly agree to a mediator within 5 business days of the date of the written notification, and the parties will agree to a mediation date to take place within 30 days of the date of the written notification, unless the parties jointly agree to an extension. As an exception to this provision, a party may seek an immediate temporary injunction in court to preserve the status quo or to prevent irreparable harm without first complying with this condition precedent.

16.Jurisdiction and Venue: The laws of the State of Florida shall govern this Agreement, and venue for any suit alleging breach of this Agreement, or to enforce this Agreement, shall be solely in Duval County, Florida.

17.Additional Provisions:

a.    Ms. Jackson represents and warrants in executing this Agreement that: (a) she does not rely, and has not relied, upon any representation or statement made by Body Central or any other of the Released Parties which is not set forth in this Agreement, (b) she has the capacity to act on her own behalf, and (c) there are no liens or claims of lien or assignments in law or equity against any of the claims or causes of action Ms. Jackson has released or waived in this Agreement. Ms. Jackson acknowledges and agrees that this Agreement binds her and her heirs, assigns, executors, and other representatives of any kind.

b.    If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all the remaining provisions of this Agreement shall continue unabated and in full force and effect.

c.    Either party to this Agreement shall be entitled to an award of costs and attorneys’ fees expended in any action in which the party prevails for breach of, or to enforce the terms of, this Agreement (including seeking rescission), or where the party successfully defends a claim, lawsuit or other type of action which has been waived in this Agreement; provided, that the recovery of costs and attorneys’ fees shall not be permitted if prohibited by applicable law.

d.    This Agreement shall not be admissible as evidence for any reason in any proceeding except one in which a party to this Agreement or the Released Parties seeks to enforce this Agreement or alleges this Agreement has been breached.

e.    This Agreement, and the incorporated agreements referenced in paragraphs 2.d. and e, and paragraph 10 above, contain the entire understanding and agreements between the parties and supersede and renders null and void any previous contracts, whether written or oral, between Ms. Jackson and any of the released parties. This Agreement cannot be amended, modified, or supplemented except by a written agreement entered into by both parties to this Agreement.

THIS SPACE INTENTIONALLY LEFT BLANK.

MS. JACKSON ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS EXECUTIVE SEVERANCE SEPARATION AGREEMENT AND GENERAL RELEASE, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF HER OWN FREE WILL.

IN WITNESS WHEREOF, and intending to be legally bound by the terms of this Agreement, Ms. Jackson and Body Central execute this Agreement by signing below voluntarily and with full knowledge of the significance of all of its provisions.

Ms. Andrea Jackson	Body Central Services, Inc.
Signature: /s/ Andrea Jackson	Signature: /s/ Brian Woolf
Title: CEO
Date: 1/10/2014	Date: 1/14/2014
Witness: /s/ E. Jackson	Witness: /s/ Frederick Lamster

EXHIBIT A

Option Agreements

Incentive Stock Option Agreement by and between Body Central Acquisition Corp. and Ms. Jackson dated as of February 25, 2013.

Outstanding Equity as of the Termination Date

Grant Date	Type of Award	Ex. Price	Number of Options
			Vested	Unvested
2/25/2013	Options	$8.01	0	25,000